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                               BURKE INDUSTRIES, INC.

                                      Issuer,



                       THE SUBSIDIARY GUARANTORS NAMED HEREIN

                               Subsidiary Guarantors



                                        and



                      UNITED STATES TRUST COMPANY OF NEW YORK

                                      Trustee

                            FIRST SUPPLEMENTAL INDENTURE

                             Dated as of April 21, 1998



                                    $110,000,000

                             10% Senior Notes Due 2007


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     FIRST SUPPLEMENTAL INDENTURE, dated as of April 21, 1998, by and between
Burke Industries, Inc., a California corporation (the "Company"), the Subsidiary Guarantors (as defined in the Indenture), Mercer Products Company, Inc., a New Jersey corporation ("Mercer") and United States Trust Company of New York, a New York Banking corporation, as Trustee (the "Trustee")

                              RECITALS OF THE COMPANY

     WHEREAS, the Company and the existing Subsidiary Guarantors have heretofore executed and delivered to the Trustee that certain Indenture, dated as of August 20, 1997 (the "Original Indenture", and as amended hereby, the "Indenture"), by and among the Company, the existing Subsidiary Guarantors and the Trustee pursuant to which $110,000,000 of the 10% Senior Notes due 2007 of the Company were issued (capitalized terms used herein and not defined herein have the meanings given to such terms in the Original Indenture);

     WHEREAS, Section 902 of the Indenture provides that the Company, the existing Subsidiary Guarantors and the Trustee may, from time to time, with the consent of the Holders of not less than a majority in aggregate Outstanding principal amount of the Notes, enter into one or more supplemental indentures to provide for, among other things, the amendments to the Indenture set forth below (the "Amendments");

     WHEREAS, the Company has solicited the consent of the Holders of the Notes to the Amendments pursuant to that certain Consent Solicitation Statement dated March 30, 1998;

     WHEREAS, Holders of at least a majority in aggregate principal amount of the Outstanding Notes have consented to the Amendments;

     WHEREAS, on March 5, 1998, the Company entered into a Stock Purchase Agreement among the Company, Mercer Products Company, Inc. ("Mercer") and Sovereign Specialty Chemicals, Inc. pursuant to which the Company will, simultaneously with the execution of this First Supplemental Indenture, acquire all of the outstanding capital stock of Mercer;

     WHEREAS, pursuant to Section 1310 of the Indenture the Company must provide to the Trustee, on the date that any Person becomes a Restricted Subsidiary, a supplemental indenture in accordance with the terms of Section 1310 of the Indenture;

     WHEREAS, Mercer desires to guarantee the obligations of the Company under the Indenture in accordance with the terms thereof;

     WHEREAS, the Company, Mercer and the existing Subsidiary Guarantors have been duly authorized by each of their respective Board of Directors to enter into, execute and deliver this First Supplemental Indenture;

     WHEREAS, the Company and the existing Subsidiary Guarantors have complied with all conditions contained in the Indenture with respect to the Amendments; and


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     NOW THEREFORE, for and in consideration of the premises and covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee agree as follows:

                                    ARTICLE ONE

                                     AMENDMENTS

     The following sections of the Indenture are hereby modified as follows:

SECTION 1. Section 101 of the Indenture is hereby amended by adding the following definitions:

     "Additional New Notes" means up to $20.0 million in aggregate principal amount of New Notes having identical terms to the New Notes that, subject to compliance with Article 10 of the New Indenture, may be issued after the New Closing Date pursuant to the New Indenture.

     "Mercer Acquisition" means the acquisition by the Company of all of the outstanding capital stock of Mercer Products Company, Inc. pursuant to a Stock Purchase Agreement dated March 5, 1998 among the Company, Mercer and Sovereign Specialty Chemicals, Inc.

     "New Closing Date" means the date on which the New Notes are originally issued under the New Indenture.

     "New Indenture" means the indenture entered into on the New Closing Date pursuant to which the New Notes are issued, as it may be supplemented or amended from time to time.

     "New Notes" means Floating Interest Rate Senior Notes due August 15, 2007 to be issued in connection with the Mercer Acquisition and shall include (i) any notes having substantially identical terms issued in exchange for such New Notes or any Additional New Notes pursuant to a registration rights agreement and (ii) any Additional New Notes that may be issued pursuant to the New Indenture.

     "New Notes Guarantee" means any guarantee of the New Notes issued by a Restricted Subsidiary of the Company pursuant to the New Indenture.

     "Recapitalization" means the August 20, 1997 acquisition by J.F. Lehman Equity Investors I., L.P. of a controlling interest in the Company through a recapitalization of the outstanding securities of the Company.

     "Series C Preferred Stock" means the Convertible Preferred Stock of the Company issued on the New Closing Date.


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SECTION 2.  Restated Definition of Certain Defined Terms.

     1.  Clause (j) of the definition of Permitted Investments contained in
Section 101 is hereby deleted in its entirety and replaced with the following language:


     (j) other Investments in any Person, a majority of the equity ownership and Voting Stock of which is owned, directly or indirectly, by the Company and/or one or more of the Subsidiaries of the Company, that do not exceed $7.5 million in the aggregate at any time outstanding.


     2. The definition of Series A Preferred Stock contained in Section 101 is hereby deleted in its entirety and replaced with the following language:

     "Series A Preferred Stock" means, collectively, the Series A Cumulative Redeemable Preferred Stock of the Company, no par value and the Series B Cumulative Redeemable Preferred Stock of the Company, no par value, in each case issued on the Closing Date.


SECTION 3.  Section 1010 of the Indenture is hereby amended as follows:

     1.  Clause (i) of  the definition of Permitted Indebtedness contained in
Section 1010 is hereby amended by deleting the figure $15 million appearing therein and substituting therefor the figure $25.0 million.

     2.  Clause (iv) of the definition of Permitted Indebtedness contained in
Section 1010 is hereby deleted in its entirety and replaced with the following language:


     (iv) Indebtedness represented by (i) the Notes (other than the Additional Notes), (ii) the Note Guarantees (including any Note Guarantees issued pursuant to Section 1021 of this Indenture), (iii) the New Notes (other than any Additional New Notes) and (iv) the New Notes Guarantees (including any New Notes Guarantees issued pursuant to Section 1021 of the New Indenture);


     3. Clause (vii) of the definition of Permitted Indebtedness contained in Section 1010 is hereby amended by deleting the figure $7,500,000 appearing therein and substituting therefor the figure $10.0 million.

     4. Clause (viii) of Section 1010 is hereby amended by deleting the figure $10 million appearing therein and substituting therefor the figure $15.0 million.



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SECTION 4.  Section 1011 of the Indenture is hereby amended by adding the following language to the beginning of the paragraph beginning with "Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may take the following actions ..."


     For purposes of this "Limitation on Restricted Payments" covenant, the accrual of dividends on the Series C Preferred Stock shall not be treated as a Restricted Payment.



SECTION 5.  Section 1013 of the Indenture is hereby amended by deleting clause
(F) thereof in its entirety and replacing it with the following language:


     (F) the payment of all fees and expenses related to the Recapitalization, the offering of the New Notes and the Mercer Acquisition; and



SECTION 6.  Section 1014 of the Indenture is hereby amended as follows:

     1. Clause (ii) of the definition of Permitted Liens contained in Section 1014 is hereby deleted in its entirety and replaced with the following language:


     (ii) Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness under the Bank Credit Agreement or one or more other credit facilities in a principal amount not to exceed the aggregate principal amount of the outstanding Indebtedness permitted by clauses (i) and (viii) of the definition of "Permitted Indebtedness;


     2. Clause (iv) of the definition of Permitted Liens contained in Section 1014 is hereby deleted in its entirety and replaced with the following language:


     (iv) Liens securing (a) the Notes or any Note Guarantee or (b) any New Notes or any New Notes Guarantees, provided that both the Notes or any related Note Guarantee and the New Notes or any related New Notes Guarantee are secured equally and ratably with the obligation or liability secured by such Lien;



SECTION 7. Clause (c) of Section 1016 of the Indenture is hereby deleted in its entirety and replaced with the following language:


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     (c)  When the aggregate amount of Excess Proceeds exceeds $5 million, the Company shall, within 30 days thereafter, make an offer (an "Excess Proceeds Offer") to purchase from all holders of Notes and New Notes, PRO RATA in proportion to the respective principal amounts outstanding of the Notes and New Notes, the maximum principal amount (expressed as a multiple of $1,000) of Notes and New Notes that may be purchased out of the Excess Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued interest, if any, and Liquidated Damages, if any, to the date such offer to purchase is consummated. To the extent that the aggregate principal amount of Notes and New Notes tendered pursuant to such offer to purchase is less than the Excess Proceeds, the Company or its Restricted Subsidiaries may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes and New Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, the Notes and New Notes to be purchased shall be selected on a PRO RATA basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero.

                                    ARTICLE TWO


                             ADDITIONAL NOTE GUARANTEE

SECTION 1. Simultaneously with the execution of this First Supplemental Indenture, pursuant to Section 1310 of the Indenture Mercer shall issue a Note Guarantee in the form attached hereto as Exhibit 1, and thereafter, Mercer shall be deemed to be a "Subsidiary Guarantor" under and as defined in the Indenture.

                                   ARTICLE THREE

                                   MISCELLANEOUS

SECTION 1. Except as expressly supplemented by this First Supplemental Indenture, the Indenture and the Notes issued thereunder are in all respects ratified and confirmed and all of the rights, remedies, terms, conditions, covenants and agreements of the Indenture and Notes issued thereunder shall remain in full force and effect.

SECTION 2. This First Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the jurisdiction that governs the Indenture and its construction.

SECTION 3. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument.


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SECTION 4.  Any and all notices, requests, certificates and other instrument executed and delivered after the execution and delivery of this First Supplemental Indenture may refer to the Indenture without making specific reference to this First Supplemental Indenture, but nevertheless all such references shall include this First Supplemental Indenture unless the context otherwise requires.

SECTION 5. This First Supplemental Indenture shall be deemed to have become effective upon the date first above written.

SECTION 6. In the event of a conflict between the terms of this First Supplemental Indenture and the Indenture, this First Supplemental Indenture shall control.


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     IN WITNESS WHEREOF, the parties have caused this First Supplemental
Indenture to be duly executed, and their respective corporate seals, if any, to be hereunto affixed and attested, all as of the day and year first above written.



BURKE INDUSTRIES, INC.

By: /s/ Keith Oster                Attest:  /s/ Louis Mintz
    -----------------------                ------------------------------
Name:  Keith Oster                         Name:  Louis Mintz
Title:  Secretary                          Title:  Assistant Secretary


UNITED STATES TRUST COMPANY
  OF NEW YORK, as Trustee


By:
    -----------------------
Name:
Title:


BURKE FLOORING PRODUCTS, INC.
BURKE CUSTOM PROCESSING, INC.
BURKE RUBBER COMPANY, INC.

Each an existing Subsidiary Guarantor


By: /s/ Keith Oster                Attest: /s/ Louis Mintz
    -----------------------                ------------------------------
Name:  Keith Oster                         Name:  Louis Mintz
Title:  Vice President                     Title:  Assistant Secretary


MERCER PRODUCTS COMPANY, INC.


By: /s/ Keith Oster                Attest: /s/ Louis Mintz
    -----------------------                ------------------------------
Name:  Keith Oster                         Name:  Louis Mintz
Title:  Vice President                     Title:  Assistant Secretary


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